Exhibit 5.1

September 26, 2011

Poniard Pharmaceuticals, Inc.

750 Battery Street, Suite 330

San Francisco, CA 94111

Re:	Registration Statement on Form S-4
File No. 333-175778

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), by Poniard Pharmaceuticals, Inc., a Washington corporation (the “Company”), in connection with the proposed issuance of up to 13,536,283 shares (the “Shares”) of the Company’s common stock, $0.02 par value per share, to be issued by the Company to the stockholders of Allozyne, Inc., a Delaware corporation (“Allozyne”), upon consummation of the merger (the “Merger”) of FV Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“FV Acquisition”), with and into Allozyne with Allozyne surviving the Merger as a wholly-owned subsidiary of the Company, pursuant to that certain Agreement and Plan of Merger, dated as of June 22, 2011 (the “Merger Agreement”), by and among the Company, FV Acquisition and Allozyne.

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, and assuming (i) the continued effectiveness of the Registration Statement, (ii) the due execution by the Company and registration by its registrar of the Shares, (iii) the shareholders of the Company will have approved the issuance of the Shares pursuant to the Merger Agreement and will have approved the other Company proposals described in the Registration Statement, (iv) the amendments to the Company’s Articles of Incorporation that are described in the Registration Statement shall have been duly effected by means of filings with the Secretary of State of Washington, and (v) the Merger and any other transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable.

Poniard Pharmaceuticals, Inc.

September 26, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ PERKINS COIE LLP